UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 23, 2015

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	75-3056237
(State or other jurisdiction of incorporation)	(SEC File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington		98660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

Between October 6, 2015 and November 23, 2015, CytoDyn Inc., a Delaware corporation (the “Company”), issued in private placements to accredited investors an aggregate of 2,783,330 shares of its common stock, par value $0.001 per share (the “Common Stock”), together with warrants to purchase an aggregate of 1,421,996 shares of Common Stock at an exercise price of $0.75 per share, for aggregate gross proceeds to the Company of approximately $2.1 million.

The warrants have a five-year term, running from their respective dates of issuance, and are immediately exercisable. Such warrants include 30,332 warrants issued to the placement agent, along with a cash payment of $22,750, as a tail fee resulting from referrals made in connection with the private placement that concluded on July 31, 2015.

The Company relied on the exemption provided by Section 4(a)(2) of the Securities Act in connection with the foregoing transactions.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2015, pursuant to the CytoDyn Inc. 2012 Equity Incentive Plan, as amended, the Company granted to certain executive officers options to purchase an aggregate of 1,150,000 shares of its Common Stock, as follows: (i) options for 650,000 shares were granted to Dr. Nader Pourhassan, Ph.D., President and Chief Executive Officer of the Company and a member of its board of directors; and (ii) options for 500,000 shares were granted to Michael D. Mulholland, Chief Financial Officer, Treasurer and Corporate Secretary of the Company.

The options have at a per share exercise price of $0.87, which was the closing sale price of the Common Stock on the date of grant. The options have a ten-year term and are currently unvested, with vesting to depend upon the achievement of certain strategic milestones specified by the board of directors and documented in the relevant award agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

November 25, 2015	By:	/s/ Michael D. Mulholland
Name: Michael D. Mulholland
Title: Chief Financial Officer